Exhibit 99.1

News Release

Synchrony Financial and Stein Mart Extend

Consumer Credit Card Program Agreement

Long-term relationship with national fashion retailer continues through 2026

STAMFORD, Conn. and JACKSONVILLE, Fla. – March 1, 2016 – Synchrony Financial (NYSE: SYF), a premier consumer financial services company with 80 years of retail heritage, and national fashion retailer Stein Mart (NASDAQ: SMRT) today announced a long-term extension of Stein Mart’s co-branded MasterCard® and private label credit card program agreement.

Since 2006, Synchrony Financial and Stein Mart have partnered to offer credit card programs for qualifying cardholders1 at the retail chain’s 278 stores and at steinmart.com. Consumers can apply in-store or online for the Stein Mart Style Credit Card or the Stein Mart Style Platinum Master Card.® 2

“The Stein Mart cards not only offer greater payment flexibility to customers, but also greater value through savings and benefits to loyal customers,” said Tom Quindlen, executive vice president and CEO, Retail Cards, Synchrony Financial. “We’re pleased to continue our long relationship with Stein Mart, and look forward to continuing to build continued loyalty with their customers through our credit card programs.”

Stein Mart stores offer current-season, brand name fashion for women, men and home at prices up to 60 percent below department store prices every day, presented in an attractive department store environment.

Cardholders get access to Exclusive Extra Savings events where they are able to save 10%, at least 10 times a year.3 They also receive advance e-mail notification of sales events, savings during their birthday month and all the benefits of the Stein Mart Preferred Customer Program. Holders of the Stein Mart Style MasterCard® are able to use the card anywhere MasterCard is accepted, in addition to Stein Mart stores.

“We are very pleased to extend our relationship with Synchrony Bank, an industry leader in the credit card business. This has been a great partnership since 2006,” said Greg Kleffner, chief financial officer, Stein Mart. “Our credit card is a proven sales driver as our cardholders are our most frequent visitors. The extension with Synchrony will allow us to continue the fast-paced growth of our credit card program and our connection to these important customers, with improved economic terms benefitting our profitability.”

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[1]	Subject to terms and conditions.
[2]	The Stein Mart Style Platinum MasterCard® is issued by Synchrony Bank pursuant to a license by MasterCard International Incorporated. MasterCard is a registered trademark of MasterCard International Incorporated.
[3]	Purchases subject to credit approval. Some exclusions apply. Discount excludes the purchase of Stein Mart gift cards and Stein Mart virtual gift cards.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. With 278 locations from California to Massachusetts, as well as steinmart.com, Stein Mart’s focused assortment of merchandise features current season, moderate to better fashion apparel for women and men, as well as accessories, shoes and home fashions. Additional information about Stein Mart, Inc. can be found at www.steinmart.com.

About Synchrony Financial

Synchrony Financial (NYSE: SYF) is one of the nation’s premier consumer financial services companies. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables.* We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ over 350,000 locations across the United States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Synchrony Financial (formerly GE Capital Retail Finance) offers private label and co-branded Dual Card™ credit cards, promotional financing and installment lending, loyalty programs and FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com, facebook.com/SynchronyFinancial and twitter.com/SYFNews.

*	Source: The Nilson Report (April, 2015, Issue # 1062) - based on 2014 data.

For more information contact:

Synchrony Financial: (855) 791-8007 or media.relations@synchronyfinancial.com

Stein Mart: Linda L. Tasseff, Director, Investor Relations, (904) 858-2639 ltasseff@steinmart.com

©2015 Synchrony Bank/Synchrony Financial. All rights reserved.